Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS RESULTS
FOR FOURTH QUARTER AND FISCAL 2024

ANNOUNCES 10% INCREASE IN QUARTERLY CASH DIVIDEND

PROVIDES FIRST QUARTER AND FISCAL 2025 GUIDANCE

Dublin, California, March 4, 2025 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended February 1, 2025 of $1.79, compared with $1.82 per share for the 14 weeks ended February 3, 2024. Net income for the period was $587 million, versus $610 million last year. Sales for the 13 weeks ended February 1, 2025 were $5.9 billion, with comparable store sales up 3% on top of a robust 7% gain in the same period last year.

Fiscal 2024 earnings per share for the 52 weeks ended February 1, 2025 were $6.32, up from $5.56 in the 53-week fiscal 2023 year ended February 3, 2024. Net earnings for fiscal 2024 rose to $2.1 billion on sales of $21.1 billion, up from net earnings of $1.9 billion in fiscal 2023 on sales of $20.4 billion. Comparable store sales for the 52 weeks ended February 1, 2025 grew 3% versus a 5% gain in fiscal 2023.

Both the fourth quarter and full year results included a one-time benefit to earnings, equivalent to approximately $0.14 per share, related to the sale of a packaway facility. Additionally, as a reminder, prior year sales and earnings results for the 2023 fourth quarter and fiscal year included approximately $308 million in sales and a $0.20 earnings per share benefit from the 53rd week.

Jim Conroy, Chief Executive Officer, commented, “Fourth quarter sales and earnings results were at the high end of our expectations. Sales benefited from customers’ positive responses to our improved assortments of quality branded bargains throughout our stores during the critical holiday selling season.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Mr. Conroy continued, “Fourth quarter operating margin of 12.4% was flat to last year. The benefit from the previously mentioned packaway facility sale was offset by planned declines in merchandise margin and unfavorable timing of packaway-related costs. The sale of the facility contributed about 105 basis points to this year’s fourth quarter operating margin while the 53rd week benefited the prior year’s period by about 80 basis points.”

Update on Shareholder Payouts

During the recently completed fourth quarter, 1.7 million shares were repurchased for a total price of $262 million. For fiscal 2024, a total of 7.3 million shares of common stock were repurchased for an aggregate purchase price of $1.05 billion. These purchases were made pursuant to the two-year $2.1 billion program announced in March 2024. We expect to complete the $1.05 billion remaining under this authorization in fiscal 2025.

The Board of Directors also recently authorized a 10% increase in the Company’s quarterly cash dividend to $0.405 per share. This higher quarterly dividend amount is payable on March 31, 2025 to stockholders of record as of March 18, 2025.

Mr. Conroy noted, “We ended the year with $4.7 billion of cash after funding the growth and capital needs of our business. Our ongoing share buyback and increased dividend programs reflect our longstanding commitment to return excess cash to our shareholders.”

Fiscal 2025 Guidance

Looking ahead, Mr. Conroy said, “While we were pleased with our 2024 results, including the holiday selling period, sales trends began softening later in January and into February. We believe a combination of unseasonable weather and heightened volatility in the macroeconomic and geopolitical environments has negatively impacted customer traffic. Given the lack of visibility we have on these external factors, we believe it is prudent to take a cautious approach in forecasting our business, especially as we start the year.”

Mr. Conroy continued, “For the 13 weeks ending May 3, 2025, comparable store sales are forecasted to be down 3% to flat versus a 3% gain last year. If sales perform in line with this plan, earnings per share are projected to be $1.33 to $1.47, compared to $1.46 in the first quarter ended May 4, 2024.”

Mr. Conroy added, “For the 52 weeks ending January 31, 2026, while we hope to do better, we are planning same store sales of down 1% to up 2% on top of a 3% gain in 2024. Based on these assumptions, fiscal 2025 earnings per share are projected to be $5.95 to $6.55 compared to $6.32 for the fiscal year ended February 1, 2025. As previously mentioned, fiscal 2024 results included a per share benefit of $0.14 from the facility sale.”

Mr. Conroy concluded, “We have an incredibly talented and dedicated team at Ross with deep-rooted off-price experience that helped deliver solid results in 2024. As we move forward, we believe that some of the recent challenges we are seeing could be transitory in nature. As we continue to navigate through a difficult external environment, we will search for opportunities to drive the business and to carefully manage what we can control.”

The Company will host a conference call on Tuesday, March 4, 2025 at 4:15 p.m. Eastern time to provide additional details concerning its fourth quarter and fiscal year 2024 results, and management’s outlook for fiscal 2025. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13751804 until 8:00 p.m. Eastern time on March 11, 2025, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs, and earnings, planned new store growth, capital expenditures, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance and operations, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, uncertainties arising from the macroeconomic environment, including inflation and the price of necessities, high interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions, and public health and public safety issues that affect consumer confidence, consumer disposable income, and shopping behavior, as well as our costs; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise, which could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries, which could adversely affect our business; risks associated with importing and selling merchandise produced in other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather or extreme temperatures that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could disrupt our operations, and result in theft or unauthorized disclosure of confidential and valuable business information, such as customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks, that could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned growth and market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, that could increase our costs; damage to our corporate reputation or brands (including from adverse social media postings – whether true or erroneous) that could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; possible volatility in our revenues and earnings; a public health or public safety crisis, or a natural or man-made disaster in California or another region where we have a concentration of stores, offices, or a distribution center, that could harm our business; and our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including the Form 10-K for fiscal 2023 and fiscal 2024 Form 8-Ks and 10-Qs on file with the SEC. The factors underlying our forecasts and plans are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2024 revenues of $21.1 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,831 locations in 43 states, the District of Columbia, and Guam at fiscal 2024 year-end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 355 dd’s DISCOUNTS® stores in 22 states at fiscal 2024 year-end that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
($000, except stores and per share data, unaudited)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024

Sales	$5,912,279	$6,022,501	$21,129,219	$20,376,941

Costs and Expenses
Cost of goods sold	4,343,622	4,375,360	15,260,506	14,801,601
Selling, general and administrative	837,633	903,087	3,283,127	3,267,677

Operating income	731,024	744,054	2,585,586	2,307,663

Interest income, net	(39,741)	(52,188)	(171,568)	(164,118)
Earnings before taxes	770,765	796,242	2,757,154	2,471,781
Provision for taxes on earnings	183,981	186,559	666,424	597,261
Net earnings	$586,784	$609,683	$2,090,730	$1,874,520

Earnings per share
Basic	$1.80	$1.83	$6.36	$5.59
Diluted	$1.79	$1.82	$6.32	$5.56

Weighted-average shares outstanding (000)
Basic	326,014	332,399	328,593	335,187
Diluted	328,519	335,018	330,984	337,433

Store count at end of period	2,186	2,109	2,186	2,109

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	February 1, 2025	February 3, 2024
Assets

Current Assets
Cash and cash equivalents	$4,730,744	$4,872,446
Accounts receivable	144,482	130,766
Merchandise inventory	2,444,513	2,192,220
Prepaid expenses and other	218,957	202,706
Total current assets	7,538,696	7,398,138

Property and equipment, net	3,792,403	3,531,901
Operating lease assets	3,294,858	3,126,841
Other long-term assets	279,375	243,229
Total assets	$14,905,332	$14,300,109

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,126,317	$1,955,850
Accrued expenses and other	626,490	671,867
Current operating lease liabilities	703,337	683,625
Accrued payroll and benefits	462,284	548,371
Income taxes payable	43,666	76,370
Current portion of long-term debt	699,731	249,713
Total current liabilities	4,661,825	4,185,796

Long-term debt	1,515,080	2,211,017
Non-current operating lease liabilities	2,764,281	2,603,349
Other long-term liabilities	267,911	232,383
Deferred income taxes	187,040	196,238

Commitments and contingencies

Stockholders’ Equity	5,509,195	4,871,326
Total liabilities and stockholders’ equity	$14,905,332	$14,300,109

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	February 1, 2025	February 3, 2024

Cash Flows From Operating Activities
Net earnings	$2,090,730	$1,874,520
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	446,788	419,432
Stock-based compensation	156,298	145,490
Gain on sale of property	(61,575)	—
Deferred income taxes	(9,198)	(20,821)
Change in assets and liabilities:
Merchandise inventory	(252,293)	(168,725)
Other current assets	(27,319)	(2,261)
Accounts payable	154,664	(65,327)
Other current liabilities	(123,556)	296,980
Income taxes	(27,457)	22,931
Operating lease assets and liabilities, net	12,627	8,330
Other long-term, net	(2,721)	3,941
Net cash provided by operating activities	2,356,988	2,514,490

Cash Flows From Investing Activities
Additions to property and equipment	(720,104)	(762,812)
Proceeds from sale of property	82,642	—
Net cash used in investing activities	(637,462)	(762,812)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	25,085	24,900
Treasury stock purchased	(86,092)	(48,568)
Repurchase of common stock	(1,049,979)	(949,996)
Excise tax paid on repurchase of common stock	(8,798)	—
Dividends paid	(488,721)	(454,814)
Payment of long-term debt	(250,000)	—
Net cash used in financing activities	(1,858,505)	(1,428,478)

Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(138,979)	323,200

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,935,441	4,612,241
End of period	$4,796,462	$4,935,441

Reconciliations:
Cash and cash equivalents	$4,730,744	$4,872,446
Restricted cash and cash equivalents included in prepaid expenses and other	17,087	14,489
Restricted cash and cash equivalents included in other long-term assets	48,631	48,506
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,796,462	$4,935,441

Supplemental Cash Flow Disclosures
Interest paid	$80,316	$80,316
Income taxes paid, net	$703,079	$595,152